EXHIBIT 2.1
EXECUTION VERSION
FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of May 26, 2006 by and among Swift Beef Company, a Delaware corporation (“Seller”), XL Four Star Beef Inc., a Delaware corporation (“XL Operations”), XL Four Star Beef Holdings (Nebraska) Inc., a Delaware corporation (“XL Nebraska”), XL Four Star Beef Holdings (Idaho) Inc., a Delaware corporation (“XL Idaho” and, together with XL Operations and XL Nebraska, collectively, “Buyers”) and XL Foods Inc., a Canadian corporation (“Assignor”), amends that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of April 12, 2006, by and between Seller and Assignor. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.
     WHEREAS, Seller and Assignor have entered into the Asset Purchase Agreement pursuant to which, among other things, Seller has agreed to sell to Assignor, and Assignor has agreed to purchase from Seller, all of Seller’s right, title and interest in and to certain assets and/or right to use certain assets of the Business;
     WHEREAS, effective as of May 26, 2006, Assignor has assigned all of its rights and obligations under the Asset Purchase Agreement to Buyers and Buyers have, jointly and severally, assumed all of Assignor’s rights and obligations under the Asset Purchase Agreement; and
     WHEREAS, the parties hereto desire to amend certain provisions of the Asset Purchase Agreement and the Schedules thereto as more particularly described below.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:
ARTICLE I
THE AMENDMENT
     Section 1.1 Amendment of Section 1.1. Section 1.1 of the Asset Purchase Agreement is hereby amended to include the following definitions:
“’Boiler Repair Costs’ shall mean $191,400 of the cost to repair the Kewanee Boiler after the Closing, plus any applicable, non-refundable Tax.”
“’Kewanee Boiler’ shall mean the Kewanee 1000 HP Boiler manufactured by Kewanee Boiler Corporation and located at Seller’s Omaha facility.”

“’Omaha Rendering Cooker’ shall mean the Dupps 1800 rendering cooker located at Seller’s Omaha facility.”
     Section 1.2 Amendment of Section 1.2.
            (i) Section 1.2 of the Asset Purchase Agreement is hereby amended to delete the term “Software License Agreement” and the reference to such term being defined in “Section 6.7.”
            (ii) Section 1.2 of the Asset Purchase Agreement is hereby amended to revise the Section references for the terms “Equipment,” “Owned Real Property” and “Transferred Assets” to reference Section 2.1(c)(ii), Section 2.1(c)(i) and Section 2.1(c) of the Asset Purchase Agreement, respectively.
            (iii) Section 1.2 of the Asset Purchase Agreement is hereby amended to add the following terms and the Section references in which such terms are defined:

Terms	Section
Dumas Cooker Core	2.1(b)(iii)
Food Safety Records	11.1(b)
Nampa Right of Way Agreements	6.20
Overpass Right of Way Agreements	6.20
Roundabout Right of Way Agreements	6.20
XL Idaho Equipment	2.1(c)(ii)
XL Idaho Owned Real Property	2.1(c)(i)
XL Idaho Transferred Assets	2.1(c)
XL Nebraska Equipment	2.1(b)(ii)
XL Nebraska Owned Real Property	2.1(b)(i)
XL Nebraska Transferred Assets	2.1(b)
XL Operations Transferred Assets	2.1(a)
     Section 1.3 Amendment of Section 2.1. Section 2.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 2.1 Transfer of Property and Assets.
            (a) Except as provided in Section 2.1(b), Section 2.1(c), Section 2.2 and Section 2.3(b), at the Closing Seller shall grant, sell, transfer, assign and deliver to XL Operations, and XL Operations shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the assets and properties (the “XL Operations Transferred

Assets”) of Seller of every kind, type or designation that are used or held for use primarily in connection with the Business, whether tangible or intangible, real, personal or mixed, wherever located, free and clear of all Liens, except Permitted Liens, including, without limitation:
                 (i) all packaging materials (except packaging materials bearing any Swift designation, trademark or other proprietary labeling), supplies and inventories other than the Seller Retained Inventory (the “Inventory”) located on the Owned Real Property;
                 (ii) all rights under (A) all contracts, leases, agreements, licenses, sales and purchase orders, binding arrangements and commitments to which Seller is a party or to which Seller or any of the Transferred Assets is subject and which relate primarily to the operation of the Business, except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities (collectively, the “Contracts”) and (B) all contracts relating primarily to the Business that are entered into or assumed by Seller between the date of this Agreement and 6:00 p.m., Mountain Daylight Time, on the Closing Date (the “Effective Time”) in accordance with the terms of Section 6.1(c) of this Agreement (collectively, the “Assumed Contracts”);
                 (iii) all data, books and records of the Business, including client and customer lists, production reports, service and warranty records, engineering and construction drawings, equipment logs, operating guides and manuals, financial and accounting records, studies and reports, correspondence and similar documents, wherever located, relating primarily to the Business, except to the extent any of the foregoing relate solely and exclusively to the Excluded Assets or the Retained Liabilities;
                 (iv) to the extent transfer is permitted under applicable Laws, all consents, licenses, registrations or permits granted by or under the authority of any Governmental Entity and necessary for the lawful ownership of the Transferred Assets or other lawful conduct of the Business (the “Permits”);
                 (v) all goodwill of the Business, including going concern value, goodwill and the right to represent oneself as the successor to the Business;
                 (vi) all unpatented formulas, know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements and other technology used primarily in the conduct of the Business in which Seller has any rights (whether owned or not) and all rights deriving therefrom, other than know-how, inventions, discoveries, trade secrets, improvements and other technology related solely and exclusively to the management of the Business as conducted through Seller’s corporate office and other non-acquired plant locations;
                 (vii) all rights under manufacturers’ and vendors’ warranties relating to items included in the Transferred Assets and all similar rights against third parties relating to items included in the Transferred Assets, other than any such rights relating to the XL Nebraska Equipment or the XL Idaho Equipment;
                 (viii) the trademarks “Four Star Beef,” “Ranchers” and “Northern States,” together with the goodwill associated therewith and all rights deriving therefrom (the “Transferred Trademarks”);

                 (ix) all refunds, deposits, prepayments and prepaid expenses;
                 (x) all claims, causes of action, choses in action and rights of recovery against any Person arising out of or relating primarily to the Business; and
                 (xi) all licenses to and copies of third party computer programs (in object code form only) used primarily to support the operation of the Business (rather than other Seller affiliated operations) for which Seller possesses an assignable license; provided, however, that to the extent that such third parties require a fee upon such transfer, XL Operations shall be responsible for such fee.
            (b) At the Closing, Seller shall grant, sell, transfer, assign and deliver to XL Nebraska, and XL Nebraska shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the following assets and properties (the “XL Nebraska Transferred Assets”) of Seller:
                 (i) the real property described on Schedule 4.5(b) used in connection with the Omaha Business, together with all buildings, fixtures and improvements thereon and all appurtenances thereto, such fixtures, improvements and appurtenances being described on Schedule 4.5(b) (the “XL Nebraska Owned Real Property”);
                 (ii) all machinery and equipment and spare parts, furniture, office equipment and other personal property of any kind or type, whether physically located on the XL Nebraska Owned Real Property or elsewhere used primarily in connection with the Omaha Business (the “XL Nebraska Equipment”);
                 (iii) the alloy cooker core with Dupps Super Shaft located at Seller’s Dumas, Texas facility (the “Dumas Cooker Core”); and
                 (iv) all rights under manufacturers’ and vendors’ warranties relating to the XL Nebraska Equipment and the Dumas Cooker Core and all similar rights against third parties relating to the XL Nebraska Equipment and the Dumas Cooker Core.
            (c) At the Closing, Seller shall grant, sell, transfer, assign and deliver to XL Idaho, and XL Idaho shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the following assets and properties (the “XL Idaho Transferred Assets” and, together with the XL Operations Transferred Assets and the XL Nebraska Transferred Assets, collectively, the “Transferred Assets”) of Seller:
                 (i) the real property described on Schedule 4.5(b) used in connection with the Nampa Business, together with all buildings, fixtures and improvements thereon and all appurtenances thereto, such fixtures, improvements and appurtenances being described on Schedule 4.5(b) (the “XL Idaho Owned Real Property” and, together with the XL Nebraska Owned Real Property, the “Owned Real Property”);
                 (ii) all machinery and equipment and spare parts, furniture, office equipment and other personal property of any kind or type, whether physically located on the XL Idaho Owned Real Property or elsewhere used primarily in connection with the Nampa Business

(the “XL Idaho Equipment” and, together with the XL Nebraska Equipment, the “Equipment”); and
                 (iii) all rights under manufacturers’ and vendors’ warranties relating to the XL Idaho Equipment and all similar rights against third parties relating to the XL Idaho Equipment.
     (d) To the extent any asset of the type set forth in Section 2.1(a), Section 2.1(b) or Section 2.1(c), other than any Excluded Assets, related primarily to the Business is owned, used or held for use by any Affiliate of Seller, such asset is included within the term “Transferred Assets” and Seller shall cause such Affiliate to convey such asset to the applicable Buyer in accordance with the provisions of this Agreement.”
     Section 1.4 Amendment of Section 2.4. Section 2.4 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“The purchase price (the “Purchase Price”) for the Transferred Assets shall be comprised of $30,000,000 less (i) the Estimated Accrued Employee Obligations and (ii) the Boiler Repair Costs (the “Closing Date Payment Amount”) and shall be subject to adjustment as provided in Section 3.4. Buyer shall pay to Seller the Closing Date Payment Amount at the time of Closing by wire transfer of immediately available funds to an account designated in writing by Seller at least three Business Days prior to the Closing Date.”
     Section 1.5 Amendment of Section 3.2(j). Section 3.2(j) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
            “(j) [intentionally deleted]; and”
     Section 1.6 Amendment of Section 3.3(h). Section 3.3(h) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
            “(j) [intentionally deleted]; and”
     Section 1.7 Amendment of Section 4.14. Section 4.14 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Except as set forth on Part I of Schedule 4.14, all items of Equipment and other tangible assets of Seller which are Transferred Assets are (i) in good operating condition and repair, subject to normal wear and maintenance and with all safety devices unmodified and in place and (ii) useable in the ordinary course of business and conform to all material applicable Laws and Permits relating to their construction, use and operation and (iii) are in the possession of Seller and unless set forth on Part II of Schedule 4.14, are located at either the Nampa facility or the Omaha facility and will be delivered to the Buyer through delivery of the Transferred Assets on the Closing Date; provided, however, that with respect to the Nampa Business, the representation in clause (ii) shall be made only as of the Nampa Closure Date.”

     Section 1.8 Amendment of Section 6.7. Section 6.7 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
            “Section 6.7 [Intentionally Deleted].”
     Section 1.9 Amendment to of Article 6. Article 6 of the Asset Purchase Agreement is hereby amended to include the following Section 6.19:
            “Section 6.19 Delivery of Dumas Cooker Core; Payment of Boiler Repair Costs.
     (a) Seller agrees that as soon as practicable after the Closing Date it will deliver the Dumas Cooker Core to the Omaha facility. All costs and expenses incurred by Seller in connection with the delivery of the Dumas Cooker Core will be borne solely and entirely by Seller. The parties hereby acknowledge and agree that upon Seller’s delivery of the Dumas Cooker Core to the Omaha facility, Seller shall have no further obligation with respect to the condition of the Dumas Cooker Core or the Omaha Rendering Cooker.
     (b) The parties hereby acknowledge and agree that the adjustment to the Purchase Price to reflect the Boiler Repair Costs is made in full satisfaction of Seller’s obligation with respect to the condition of the Kewanee Boiler. Seller has entered into an agreement to rent a replacement for the Kewanee Boiler at Seller’s Omaha facility and Seller agrees to make all rental payments under such agreement until the completion of the repair of the Kewanee Boiler.”
     Section 1.10 Amendment to of Article 6. Article 6 of the Asset Purchase Agreement is hereby amended to include the following Section 6.20:
     “Section 6.20 Nampa Right of Way Agreements. As set forth in Part I of Schedule 4.5(a), Seller and the City of Nampa, Idaho (a) have entered into a Right of Way agreement for the City’s construction of a roundabout on the Owned Real Property in Canyon County, Idaho (the “Roundabout Right of Way Agreement”) and (b) are currently negotiating a Right of Way agreement in connection with the City’s construction of an overpass adjacent to Seller’s Nampa facility (the “Overpass Right of Way Agreement” and, together with the Roundabout Right of Way Agreement, the “Nampa Right of Way Agreements”). Seller agrees that all rights under the Nampa Right of Way Agreements, including any right to complete negotiations with, or receive payments from, the City of Nampa will transfer to XL Idaho at the Effective Time. Seller further agrees to notify XL Idaho of any payments it receives under the Nampa Right of Way Agreements and to remit promptly such payments to a bank account designated in writing by XL Idaho.”
     Section 1.11 Amendment of Section 10.1(b).
            (i) Section 10.1(b)(i) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(i) any inaccuracy or breach of any representation or warranty made by Buyer or any assignee of Buyer permitted under Section 12.7 in this Agreement and any amendments hereto, the Ancillary Documents or in any certificate furnished or to be furnished by Buyer or any of its Affiliates to Seller hereunder or under any Ancillary Documents;”
            (ii) Section 10.1(b)(ii) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(ii) the non-fulfillment or breach of any agreement or covenant made by Buyer or any assignee of Buyer permitted under Section 12.7 in or pursuant to this Agreement and any amendments hereto or any Ancillary Documents; and”
     Section 1.12 Amendment of Section 11.1(b). Section 11.1(b) of the Asset Purchase Agreement is hereby amended to add the following at the end thereof:
“Without limiting the generality of the foregoing, the parties agree that Buyer shall preserve and keep, or cause to be preserved and kept, all pre-Effective Time original books and records of the Business relating to Hazard Analysis Critical Control Points plans, Sanitation Standard Operating Procedures and all other food safety matters (the “Food Safety Records”) in accordance with applicable Law. The parties further agree that (i) until the third anniversary of the Closing Date, Buyer or any of its Affiliates, as applicable, shall provide Seller access as soon as practicable, but in no event later than 24 hours after Buyer or any of its Affiliates receives a written request for access from Seller, to all Food Safety Records for Seller’s use in connection with any claim, lawsuit, petition, charge, investigation, complaint, suit, proceeding, grievance, arbitration, demand, action or similar matter involving Seller and any Governmental Entity and (ii) until the seventh anniversary of the Closing Date, Buyer or any of its Affiliates, as applicable, shall provide Seller access to the pre-Effective Time employment records (including, but not limited to, wage progressions, vacation history, sick days, performance appraisals, disciplinary actions and grievances) of any Business Employee for Seller’s use in connection with any claim, lawsuit, petition, charge, investigation, complaint, suit, proceeding, grievance, arbitration, demand, action or similar matter involving such Business Employee and Seller.”
     Section 1.13 Amendment of Schedule 2.2(b). Schedule 2.2(b) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.
     Section 1.14 Amendment of Schedule 4.5(a). Schedule 4.5(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B hereto.
     Section 1.15 Amendment of Schedule 4.5(b). Schedule 4.5(b) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit C hereto.
     Section 1.16 Amendment of Schedule 4.5(c). Schedule 4.5(c) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit D hereto.

     Section 1.17 Amendment of Schedule 4.5(e). Schedule 4.5(e) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit E hereto.
     Section 1.18 Amendment of Schedule 4.6. Schedule 4.6 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit F hereto.
     Section 1.19 Amendment of Schedule 4.14. Schedule 4.14 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit G hereto.
     Section 1.20 Buyers’ Representations and Warranties. Buyers hereby, jointly and severally, represent and warrant to Seller as of the date hereof (with the understanding that Seller is relying on such representations and warranties in entering into this Amendment and performing the Asset Purchase Agreement) that each of the representations and warranties of Buyers set forth on Exhibit H hereto are true and correct as of the date hereof, all of which representations and warranties are incorporated into the Asset Purchase Agreement by reference as if such representations and warranties were made in the Asset Purchase Agreement. Buyers, jointly and severally, acknowledge and agree that by their execution hereof, Buyers, jointly and severally, assume all of the liabilities and obligations of Assignor under or in respect of the Asset Purchase Agreement, as amended by this Amendment. As a result of such assumption by Buyers, Assignor is hereby released from any and all of its liabilities and obligations under the Asset Purchase Agreement except for any liabilities and obligations arising under Section 3.4(b), Section 6.5, Section 6.8, Section 9.3 and Section 10.1(b) of the Asset Purchase Agreement.
ARTICLE II
MISCELLANEOUS
     Section 2.1 Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 2.2 Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware. Any action brought in connection with the transactions contemplated by this Agreement shall be brought in the United States District Court for the District of Colorado, if federal jurisdiction is proper, or any state court in Colorado if a state court forum is proper. The parties irrevocably consent to the jurisdiction of such court and waive any objections to venue or jurisdiction.
     Section 2.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 2.4 Ratification. The parties hereto hereby ratify and approve the Asset Purchase Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Asset Purchase Agreement as amended hereby, are and remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

SELLER:

SWIFT BEEF COMPANY
By:	/s/ William G. Trupkiewicz

William G. Trupkiewicz
Acting Chief Financial Officer, Senior
Vice President and Corporate Controller

ASSIGNOR:

XL FOODS INC.

By:	/s/ Brian Nilsson

Brian Nilsson
Co-Chief Executive Officer

BUYERS:

XL FOUR STAR BEEF INC.

By:	/s/ Brian Nilsson

Brian Nilsson
Co-Chief Executive Officer

XL FOUR STAR BEEF HOLDINGS (NEBRASKA) INC.

By:	/s/ Brian Nilsson

Brian Nilsson
Co-Chief Executive Officer

XL FOUR STAR BEEF HOLDINGS (IDAHO) INC.

By:	/s/ Brian Nilsson

Brian Nilsson
Co-Chief Executive Office